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                                        July 30, 1997

Safety 1st, Inc.
210 Boylston St.
Chestnut Hill, MA  02167


Ladies and Gentlemen:

                   Reference is made to that certain Stock and Warrant Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, among Safety lst, Inc. (the "Company"), BT Capital Partners, Inc. ("Investor"), and the other parties identified therein, pursuant to which Investor is purchasing shares of the Company's Series A Preferred Stock and Warrants to purchase shares of the Company's Common Stock (collectively referred to herein as the "Shares").

                   Investor is a Small Business Investment Company ("SBIC") licensed by the United States Small Business Administration ("SBA"). In order for Investor to acquire and hold the Shares, it must obtain from the Company certain representations and rights as set forth below. As a material inducement to Investor to enter into the Purchase Agreement and to purchase the Shares, the Company hereby makes the following representations and warranties and agrees to comply with the following covenants:

             1.    SMALL BUSINESS MATTERS.

                  (a) The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended ("SBIA"), and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.301(c). The information set forth in the Small Business Administration Forms 480, 652 and Parts A and B of Form 1031 regarding the Company and its affiliates, when delivered to Investor, will be accurate and complete and will be in form and substance acceptable to Investor. Copies of such forms shall be completed and executed by the Company and delivered to Investor at the closing of the sale of the Shares under the Purchase Agreement (the "Closing").

                  (b) The proceeds from the sale of the Shares will be used by the Company to (1) repay in part indebtedness due and payable under the Existing Credit Agreement (as defined in the Purchase Agreement), (2) pay expenses related to the
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transactions contemplated by the Purchase Agreement and (3) for ongoing working capital requirements. No portion of such proceeds (i) will be used to provide capital to a corporation licensed under the Small Business Investment Act of 1958, as amended ("SBIA"), (ii) will be used to acquire farm land, (iii) will be used to fund production of a single item or defined limited number of items, generally over a defined production period, and such production will constitute the majority of the activities of the Company and its Subsidiaries (examples include motion pictures and electric generating plants), or (iv) will be used for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of 13 C.F.R. Section 107.720.

                  (c) Neither the Company's nor any of its Subsidiaries' primary business activity involves, directly or indirectly, providing funds to others, the purchase or discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and neither the Company nor any of its Subsidiaries is classified under Major Group 65 (Real Estate) of the SIC Manual. The assets of the business of the Company and its Subsidiaries (the "Business") will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Business's financing sources, on a basis associated with the continuing sale of assets (examples of such businesses would include real estate development projects and oil and gas wells). (See 13 CFR Section 107.720)

                  (d) The proceeds from the sale of the Shares will not be used substantially for a foreign operation; and at Closing or within one year thereafter, no more than 49 percent of the employees or tangible assets of the Company and its Subsidiaries will be located outside the United States (unless the Company can show, to SBA's satisfaction, that the proceeds from the sale of the Shares will be used for a specific domestic purpose). This subsection (d) does not prohibit such proceeds from being used to acquire foreign materials and equipment or foreign property rights for use or sale in the United States.

                  (e) To the best knowledge of the Company, each SBIC that owns any Securities issued by the Company, together with a description of the kinds and amounts of Securities held, are listed on Schedule I hereto. Without the Investor's consent, the Company will not issue Securities to any SBIC in the future if such issuance would cause Investor to be deemed to be a member of an "Investor Group" in "Control" of the Company (as such terms are defined in 13 CFR Section 107.865).

             2.   SMALL BUSINESS MATTERS.


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             (a) Regulatory Compliance Cooperation.

                  (i) In the event that Investor determines that it has a Regulatory Problem, the Company agrees to take all such actions as are reasonably requested by Investor in order (A) to effectuate and facilitate any transfer by Investor of any Securities of the Company then held by Investor to any Person designated by Investor, (B) to permit Investor (or any of its Affiliates) to exchange all or any portion of the voting Securities then held by such Person on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such new Securities shall be non-voting and shall be convertible into voting Securities on such terms as are requested by Investor in light of regulatory considerations then prevailing, and
(C) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of Investor's ownership of voting Securities and/or provided for in the Voting Agreement before the transfers and amendments referred to above (including entering into such additional agreements as are requested by Investor to permit any Person(s) designated by Investor to exercise any voting power which is relinquished by Investor upon any exchange of voting Securities for nonvoting Securities of the Company); and the Company shall enter into such additional agreements, adopt such amendments to this Agreement, the Company's Articles of Organization and the Company's By-laws and other relevant agreements and taking such additional actions, in each case as are reasonably requested by Investor in order to effectuate the intent of the foregoing. If Investor elects to transfer Securities of the Company to a Regulated Holder in order to avoid a Regulatory Problem, the Company shall enter into such agreements with such Regulated Holder as it may reasonably request in order to assist such Regulated Holder in complying with applicable laws, and regulations to which it is subject. Such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity and debt) than it is permitted to hold under such laws and regulations.

                  (ii) In the event Investor has the right to acquire any of the Company's Securities from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), at Investor's request the Company will offer to sell to Investor non-voting Securities (or, if the Company is not the proposed seller, will arrange for the exchange of any voting securities for non-voting securities immediately prior to or simultaneous with such sale) on the same terms as would have existed had Investor acquired the Securities so offered and immediately requested their exchange for non-voting Securities pursuant to subsection (i) above.


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                  (iii) In the event that any Affiliate of the Company ever
offers to issue any of its Securities to Investor, then the Company will cause such Affiliate to enter into agreements with Investor substantially similar to this Section 2(a) and Section 2(b) below.

                  (iv) In the event that the Company is required to authorize a class of non-voting Securities in order to comply with the foregoing provisions if the Investor has a Regulatory Problem, Investor agrees to take all such actions as are reasonably requested by the Company in order (A) to provide the Company with a sufficient period of time as is reasonably necessary to create such class of non-voting Securities and (B) to reimburse the Company all its reasonable expenses in order to create a class of non-voting Securities.

             (b)  INFORMATION RIGHTS AND RELATED COVENANTS.

                  (i) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall provide to Investor a written assessment, in form and substance reasonably satisfactory to Investor, of the economic impact of Investor's financing hereunder, specifying the full-time equivalent jobs created or retained, the impact of the financing on the consolidated revenues and profits of the Business and on taxes paid by the Business and its employees (See 13 CFR Section 107.630(e)).

                  (ii) Upon the request of Investor or any of their Affiliates, the Company will (A) provide to such Person such financial statements and other information as such Person may from time to time reasonably request for the purpose of assessing the Company's financial condition and (B) furnish to such Person all information reasonably requested by it in order for it to prepare and file SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over such Person.

                  (iii) For a period of one year following the date hereof, neither the Company nor any of its Subsidiaries will change its business activity if such change would render the Company ineligible to receive financial assistance from an SBIC under the SBIA and the regulations thereunder (within the meanings of 13 CFR Sections 107.720 and 107.760(b)).

                  (iv) The Company will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

             3. STOCKHOLDER COOPERATION. The Company shall use its best efforts to cause the provisions attached hereto as Exhibit A to be included in the Voting Agreement.


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             4.   DEFINITIONS.

                  "Affiliate" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

                  "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                  "Regulated Holder" means any holder of the Company's Securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation
Y).

                  "Regulatory Problem" means (i) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or Investor believes that there is a significant risk of such assertion) that such Person (or any bank holding company that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Securities of the Company which such Person holds or (ii) when such Person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of Securities of the Company than is permitted under any law or regulation or any requirement of any governmental authority applicable to such Person or to which such Person is subject.

                  "Securities" means, with respect to any Person, such Person's capital stock or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.


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                  "Subsidiary" means, with respect to any Person, any other
Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.


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                  "Voting Agreement" means the Voting Agreement to be entered into on the date of the Closing among the Company and certain shareholders of the Company.


                                    * * * * *


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                  Please indicate your acceptance of the terms of this letter agreement by returning a signed copy to the undersigned.


                                                    BT CAPITAL PARTNERS, INC.



                                                    By: /s/ James M. Dworkin
                                                        -----------------------
                                                        Name: James M. Dworkin
                                                        Title: Vice President


Agreed as of the date
first set forth above:

SAFETY 1ST, INC.



By: /s/ Richard E. Wenz
    ------------------------
   Name: Richard E. Wenz
   Title: President


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                                   Schedule I


SBIC                                                  Securities
----                                                  ----------

BT Capital Partners, Inc.                             The Shares




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                                                                       EXHIBIT A

                          INSERT INTO VOTING AGREEMENT


                         SECTION __. REGULATORY MATTERS.


                  (a) COOPERATION OF OTHER STOCKHOLDERS. Each Stockholder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and Investor, a copy of which is attached hereto as EXHIBIT __, regarding small business matters (the "Small Business Sideletter"), including without limitation, voting to approve amending the Company's Certificate of Incorporation, the Company's by-laws or this Agreement in a manner reasonably requested by Investor or any Regulated Holder (as defined in the Small Business Sideletter) entitled to make such request pursuant to the Small Business Sideletter. Anything contained in this Section __ to the contrary notwithstanding, no Stockholder shall be required under this Section __ to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

                  (b) COVENANT NOT TO AMEND. The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's Articles of Organization, the Company's by-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletter), provided that any such Stockholder notifies the Company that it would have a Regulatory Problem promptly after it has notice of such amendment or waiver.


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